Exhibit 4.6

HUA NAN COMMERCIAL BANK LTD.
HSI CHIH BRANCH

Notice of Banking Facilities

19 Nov 2010

To: T-Com Technology Co. Ltd.

We are pleased to advice you that our bank has approved the facilities on the terms and conditions set out below:-

We will grant the facilities upon your application according to the purposes of fund, sources of repayment and the conditions of guarantee, ect.,. Also we will consider the relevant risk factors and the funding condition before approving the facilities. We appreciate the support of your Company and welcome to use the granted facilities.

Terms and conditions:
General credit limit: TWD100 million
Duration: 1 year
Period from 19 Nov 2010 to 19 Nov 2011

Guarantee: Personal guarantee by Mr. Stephen Sin Mo KOO

Other conditions: Facilities limite by types
(1). On line electronic trade finance : TWD100 million
(2). Import Letter of Credit : TWD20 million
(3). Domestic Letter of Credit : TWD20 million
(4). Performance guarantee and warranty: TWD5 milllion
(5). Short term loan: TWD10 million

Aggregate outstanding for facilities (2) +(3) +(4) not exceed TWD20 million
Aggregate outstanding for facilities (1) +(2) +(3) +(4)+ (5) not exceed TWD100 million